ARTICLES OF MERGER

                                XRF CORPORATION,
                               a Utah Corporation
                                       and
                                  NDS Software,
                              a Nevada corporation

  Pursuant to the applicable provisions of the General Corporation Law of the State of Nevada and the General Corporation Law of the State of Utah, XRF Corporation, a Utah corporation ("XRF Corporation" or the "Surviving Corporation") and NDS Software, a Nevada corporation ("NDS Software"), collectively referred to as the "Constituent Corporations," have adopted a Plan and Agreement of Merger and the following Articles of Merger for the purpose of combining the Constituent Corporations:

  1. XRF Corporation is a Utah corporation, in good standing under the General Corporation Law of the State of Utah with total authorized capital stock of fifty million (50,000,000) shares of Common Stock, and with one million one hundred ninety-two thousand three hundred fifty-two (1,192,352) shares of Common Stock currently issued and outstanding.

  2. NDS Software is a Nevada corporation, duly organized and in good standing under the General Corporation Law of the State of Nevada, with total authorized capital stock of twenty-five thousand (25,000) shares of Common Stock, with twenty-two thousand two hundred twenty-two (22,222) shares of Common Stock currently issued and outstanding.

  3. The Plan and Agreement of Merger has been duly approved and adopted by the unanimous written consent of the Shareholders and the Board of Directors of NDS Software.

  4. The Plan and Agreement of Merger was duly approved and adopted by the unanimous written consent of the Directors of SERF Corporation and submitted to the Shareholders by the Directors and approved by a majority vote of the Shareholders of XRF Corporation at the duly held Shareholders' meeting on the 6th day of July, 1994, as more fully set forth below:

  Total Outstanding                            Total Common Shares                       Total Common
  Voting Common Shares                         Voting in Favor                           Shares Voting
  Present                                      of Merger                                 Against  Merger
  --------------------                         -------------------                       ---------------
  820,835                                       820,821                                  14

  5. XRF Corporation will be the Surviving Corporation of the merger.

  6. The number of shares cast in favor of the Plan and Agreement of Merger is sufficient for approval by the Shareholders of voting common stock.

  7. The Articles of Incorporation, without amendment, of XRF Corporation shall be the Articles of Incorporation of the Surviving Corporation following the Effective Date of the merger, as defined in the Plan and Agreement of Merger.

  8. A complete, executed copy of the Plan and Agreement of Merger is on file at the registered office of the Surviving Corporation in the State of Utah, located at 341 South Main Street, Suite 302, Salt Lake City, Utah, with the registered agent in charge thereof being R. Steven Chambers. A copy of the Plan and Agreement of Merger shall be furnished by the Surviving Corporation on request and without cost to any Shareholder of any Constituent Corporation.

  9. The merger shall be effective on the calendar day of the filing of these Articles of Merger in the State of Utah.

  IN WITNESS WHEREOF, these Articles of Merger have been signed by the parties on the 6th day of July, 1994.

                                                      XRF Corporation,
                                                      a Utah corporation

                                                      By: /s/
                                                      --------------------------
                                                      DR. JACK KELLY,  President

                                                      By./s/
                                                      --------------------------
                                                      DR. JACK KELLY, Secretary

STATE OF NEVADA            )
                           ) :     Ss.
County of Washoe           )

  On this 12th day of July 1994, personally appeared before me, the undersigned Notary Public in and for the County and State aforesaid, DR. JACK KELLY, known to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                               /s/
                                                              NOTARY PUBLIC

                                                         NDS Software,
                                                         a Nevada corporation

                                                         By: /s/
                                                         -----------------------
                                                         GREG JOHNSON
                                                         It's  President

                                                         By./s/
                                                         -----------------------
                                                         WILLIAM TOMERLIN
                                                         It's Secretary

STATE OF NEVADA            )
                           :     ss.
County of Douglas          )

  On this 6th day of July 1994, personally appeared before me, the undersigned Notary Public in and for the County and State aforesaid, GREG JOHNSON, known to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.
                                                          /s/
                                                          ----------------------
                                                          NOTARY PUBLIC

STATE OF NEVADA            )
                           ):     ss.
County of Douglas          )

  On this 6th day of July 1994, _personally appeared before me, the undersigned Notary Public in and for the County and State aforesaid, WILLIAM R. TOMERLIN, known to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                              /s/
                                                              ------------------
                                                              NOTARY PUBLIC

                         PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                      XRF CORPORATION, a Utah corporation,

                                       and

                       NDS SOFTWARE, a Nevada Corporation

         THIS PLAN AND AGREEMENT OF MERGER ( the "Agreement of Merger") made and entered into on the 13th day of June, 1994, by and between XRF Corporation, a Utah corporation ("XRF Corporation" or the "Surviving Corporation) and NDS Software, a Nevada corporation ("NDS Software"), said corporations hereinafter referred to jointly as the "Constituent Corporations", and the undersigned persons described herein and collectively referred to as the "Shareholders", in a transaction qualifying as a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

                                W I T N E S E T H

         WHEREAS, XRF Corporation is a corporation organized and existing under General Corporation Law of the State of Utah, with the registered office of the Corporation being located at 341 South Main Street, Suite 302, Salt Lake City, Utah, and the name of its registered agent in charge thereof being R. Steven Chambers.
         WHEREAS, the total number of shares of stock which XRF Corporation has authority to issue is Fifty Million, (50,000,000) shares of Common Stock, par value $.001 per share, of which One Million One Hundred Ninety-Two Thousand, Three Hundred Fifty-Two Dollars (1,192,352.00) common shares are

         WHEREAS, NDS Software is a privately held corporation organized and in good standing under the General Corporation Law of the State of Nevada, with its registered office in the State of Nevada located at 600 East William Street, Suite 300, Carson City, Nevada, and its registered agent at such address being Scarpello & Alling.

          WHEREAS, the total authorized capital stock of NDS Software as of the Effective Date (as defined herein) shall be Twenty Five Thousand (25,000) shares of Common Stock with no par value, of which Twenty Two Thousand Two Hundred Twenty TWO (22,222), shares of Common Stock shall be issued and outstanding as of the Effective Date; and

          WHEREAS, the Board of Directors of each of the Constituent Corporations have recommended to the shareholders of each Corporation that they approve the transaction whereby NDS Software shall be merged into XRF Corporation, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, and provisions hereinafter contained, XRF Corporation and NDS Software have agreed, contingent upon the approval of the shareholders of each of the Constituent Corporations and upon satisfaction of the representations, warranties, and other conditions precedent as described herein and in the Collateral Agreement executed between the Constituent Corporations and the undersigned shareholders, of even date, in accordance with the General Corporation Law of the State of Utah and the General Corporation Law of the State of Nevada, that NDS Software and XRF Corporation shall be, at the Effective Date (as hereinafter defined), merged (hereinafter called the"Merger") into a single corporation existing under the laws of the State of Utah, to wit, XRF Corporation, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms, and conditions relating to the Merger and the mode of carrying the same into effect.

                                    ARTICLE I

         If this Agreement of Merger is not terminated as provided herein or in the Collateral Agreement, or abandoned as permitted by, the applicable provisions of the General Corporation Law of the States of Nevada and Utah, Articles of Merger shall be filed and recorded in accordance with the General Corporation Law of the State of Utah and the State of Nevada. Such filings shall be made on the same day, if possible. The Merger shall become effective on the calendar day that the Secretary of State of the State of Utah issues a certificate of merger, which date is herein referred to as the "Effective Date of the Merger." Such Effective Date shall be no later than July 8, 1994, unless otherwise agreed by the parties in writing.

                                   ARTICLE 11

         On the Effective Date of the Merger, the separate existence of XRF Corporation and NDS Software shall cease, and NDS Software shall be merged into XRF Corporation, in accordance with the applicable provisions of the General Corporation Law of the State of Utah and the General Corporation Law of the State of

Nevada, by which XRF Corporation shall be the surviving Corporation. The Merger shall be effected as follows:

         1. The two Constituent Corporations shall be merged into a single Surviving Corporation, which shall be XRF Corporation, and the separate existence of NDS Software shall cease except to the extent required under the General Corporation Law of the State of Nevada.

         2. The shareholders of NDS Software agree to transfers to XRF Corporation the number of shares of common stock of NDS Software shown opposite their names in Exhibit "A", which shares constitute 100% of the outstanding stock of NDS Software, excluding stock held by XRF CORPORATION, in exchange for an aggregate of One Million Seven Hundred Thousand (1,700,000) shares of voting common stock of XRF Corporation, $.001 par value per share, to be issued as soon as practicable after the Effective Date, as herein described.|

         3. The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public and a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other chooses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be vested in the Surviving Corporation without further act or deed;

         4. The Surviving Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the responsible corporation be substituted in its place, and neither the rights of creditors or any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger;

        5. The aggregate amount of the net assets of the Constituent Corporations which was available for the payment of dividends immediately prior to the Merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available to, the payment of dividends by the Surviving Corporation;

        6. The Bylaws of XRF Corporation, as existed immediately prior to the Effective Date of the Merger shall constitute the Bylaws of the Surviving Corporation and are not be amended in any respect as a result of this Merger, except as approved by the Board of Directors of NDS SOFTWARE, prior to that Effective Date;

        7. The existing Board of Directors and the Officers of XRF Corporation shall, upon the Effective Date of the Merger, resign from their respective positions as Officers and Directors of XRF Corporation, and the following appointments shall become effective until their respective successors are duly elected and qualified, pursuant to the bylaws of the Surviving Corporation:

                         (a) Officers
                         ------------

                         President -               Greg Johnson
                                                   Post Office Box 1328
                                                   Gardnerville NV 89410

                         Secretary -               William Tomerlin
                                                   Post Office Box 1048
                                                   Gardnerville NV  89410

                          Treasurer -              Lester Lorentzen
                                                   Post Office Box 1328
                                                   Gardnerville NV 89410

                          (b) Directors
                           ------------
                                                   Dr. Jack Kelly
                                                   6012-B Plumas Avenue
                                                   Reno NV 89502

                                                   Doug Swanson
                                                   6012-B Plumas Avenue
                                                   Reno NV 89502

                                                   Greg Johnson
                                                   Post Office Box 1042
                                                   Gardnerville NV 89410

                                                   William Tomerlin
                                                   Post Office Box. 1048
                                                   Gardnerville NV 89410

                                                   Lester Lorentzen
                                                   Post Office Box 1048
                                                   Gardnerville NV 89410

                                   ARTICLE III

         The Merger is being undertaken to enable NDS Software and XRF Corporation to (1) attract capital investment; (2) expand product markets and develop new technology; and (3) reduce administrative expenses and inefficiencies.

                                   ARTICLE IV

         NDS Software hereby represents and warrants to XRF Corporation as follows:

        1. NDS Software is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

        2. As of the Effective Date, the authorized capital stock of NDS Software will consist of 25,000 common shares of capital stock, having no par value, of which all shares issued and outstanding are fully paid and non-assessable. There are presently outstanding no warrants for the purchase of shares of NDS Software common stock and no other warrants, options or other rights for the purchase of NDS Software common stock.

        3. The audited financial statements of NDS Software furnished to XRF Corporation consisting of balance sheets and the related statement of income, attached hereto as Exhibit "B", are correct and fairly present the financial condition of NDS Software as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

         4. NDS Software has no liabilities of any nature except to the extent reflected or reserved against it in the financial statements furnished in Paragraph 3 above, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, which liabilities are more particularly described in Exhibit "C", attached hereto; and NDS Software's accounts receivable are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefore as described in the financial statements provided herein.

         5. Between the date of the latest balance sheet and the date of this Agreement of Merger, there have not been, except as set forth in a list certified by WILLIAM R. TOMERLIN and GREG JOHNSON and delivered to XRF Corporation (1) any changes in the financial condition, assets, liabilities or business of NDS Software which, in the aggregate, have been materially adverse;
(2)
any damage, destruction or loss of or to the property of NDS Software, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of the capital stock of NDS Software, or any direct or indirect redemption, purchase or other acquisition or any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         6. NDS Software has good and marketable title to all properties and assets, real and person, reflected in the latest balance sheets of NDS Software, except as since sold or otherwise disposed of in the ordinary course of business, and the properties and assets of NDS Software are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein, with respect to which no default exists.

         7. There is no litigation or proceeding pending or, threatened, against or relating to NDS Software, its properties or business, except as set forth in Exhibit "D", attached hereto, certified as accurate by WILLIAM R. TOMERLIN and GREG JOHNSON, to the best knowledge of NDS Software.

         8. From the date of this Agreement of Merger to the Effective Date, NDS Software will (1) give XRF Corporation and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that XRF Corporation may inspect and audit them; and (2) to furnish such information concerning the properties and affairs of ADS Software as XRF Corporation may reasonably request.

         9. Until the Effective Date (and permanently if there is no Effective
Date), NDS Software and its representatives will keep confidential any information which they obtain from XRFCorporation concerning its properties, assets and business. If the transactions contemplated by this Agreement of Merger are rot consummated by July 8, 1994, NDS Software will return to XRF Corporation all written matter with respect to XRF Corporation obtained in connection with the negotiation or consummation of this Agreement of Merger.

         10. The existing Shareholders of NDS Software are the owners, free and clear of any liens and encumbrances, of all of the shares of the common stock of NDS Software.

         XRF Corporation hereby represents and warrants to NDS Software as follows:

         1. XRF Corporation. is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         2. The authorized capital stock of XRF Corporation consists of fifty million (50,000,000) common shares of capital stock, having a par value of .001 per share, of which One Million One Hundred Ninety-Two Thousand Three Hundred Fifty-Two (1,192,352) shares are issued and outstanding, all fully paid and non-assessable. There are presently outstanding no warrants for the purchase of XRF Corporation common stock and no other warrants, options or other rights for the purchase of XRF Corporation common stock.

         3. The audited financial statements of XRF Corporation furnished to NDS Software consisting of balance sheets as of December 31, 1993, and the unaudited balance sheet, and the related statement of income attached hereto as Exhibit "E", are correct and fairly present the financial condition of XRF Corporation as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

         4. XRF Corporation has no liabilities of any nature except to the extent reflected or reserved against it in the financial statements furnished in Paragraph 3 above, whether ! accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, all of which liabilities are more particularly described in detail in Exhibit "F", attached hereto and certified as accurate as of the Effective Date by XRF CORPORATION and by DR. JACK KELLY and DOUGLAS SWANSON, individually, and XRF Corporation's accounts receivable are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefore as described in the financial statements provided herein.

         5. Between the date of the latest balance sheets and Effective Date of the Merger, there have not been, except as set forth in a list certified as accurate by DR. JACK KELLY and DOUGLAS SWANSON and delivered to NDS Software (1) any changes in the financial conditions, assets, liabilities or business of XRF Corporation which, in the aggregate, have been materially adverse;

(2) any damage, destruction or loss of or to the property of XRF Corporation whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of the capital stock of XRF Corporation, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (a) any increase paid or agreed to in the compensation retirement benefits or other commitments to employees.

         6. XRF Corporation has good and marketable title to all properties and assets, real and personal, reflected in the latest balance sheet of XRF Corporation, except as since sold or otherwise disposed of in the ordinary course of business, and the properties and assets of XRF Corporation are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein, with respects to which no default exists.

         7. There is no litigation or proceeding pending or threatened, against or relating to XRF Corporation, its properties or business, except as set forth in Exhibit "D", attached hereto, certified as accurate by DR. JACK KELLY and DOUGLAS SWANSON of XRF Corporation, to the best of the knowledge of XRF Corporation.

         8. From the date of this Agreement of Merger to the Effective Date, XRF Corporation will (1) give NDS Software and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that NDS Software may inspect and audit them; and (2) to furnish such information concerning the properties and affairs of XRF Corporation as NDS Software may reasonably request.

         9. Until the Effective Date (and permanently if there is no Effective
Date), XRF Corporation and its representatives will keep confidential any information which they obtain from NDS Software concerning its properties, assets and business. If the transactions contemplated by this Agreement of Merger are not consummated by July 8, 1994, XRF Corporation will return to NDS Software all written matter with respect to NDS Software obtained in connection with the negotiation or consummation of this Agreement of Merger.

         10. XRF Corporation is acquiring NDS Software under this Agreement of Merger for investment and not with a view of the sale or distribution of the assets of NDS Software, and XRF Corporation has no commitment or present intention to liquidate NDS Software or to sell or otherwise dispose of its assets.
         11. XRF Corporation has full corporate power and authority to enter into this Agreement of Merger and to carry out its obligations hereunder and will deliver to NDS Software at least three (3) days prior to the Effective Date, a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement of Merger by its Officers and performance thereunder and requisite approval, certified as accurate, by the shareholders of XRF Corporation.

         12. Upon approval by the shareholders of XRF Corporation, execution of this Agreement of Merger and performance by XRF Corporation hereunder shall be duly authorized by all requisite Corporate action on the part of XRF Corporation, and this Agreement of Merger shall constitute a valid and binding obligation of XRF Corporation and performance hereunder will not violate any provision of XRF Corporation's Articles of Incorporation, Bylaws, agreements, mortgages or other commitments.

         13. XRF Corporation has no contract with any officer or employee with respect to employment and it does not have and is not bound by any severance pay, bonus, profit sharing or pension commitments with or to any officer, director or employee. No contract to which XRF Corporation is a party, including any contract mentioned in this Merger Agreement, is presently the subject of a default by any party thereto, and XRF Corporation has no knowledge of any facts which, with the passage of time, would cause such a default. XRF Corporation has no subsidiaries except as specifically disclosed to NDS Software in writing at least three (3) days prior to the Effective Date. XRF Corporation has filed with all the appropriate governmental agencies, all tax returns or reports required to be filed, and such returns and reports are accurate and complete. XRF Corporation has paid in full or has made adequate provision for all taxes, interest, penalties, or deficiencies shown to be due on such tax returns or reports or claimed to be due by any taxing authority, including Utah taxing authorities, and has made all withholdings of taxes required to be made under all applicable tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies, or set aside in accounts for such purpose.

         NDS Software and XRF Corporation hereby represent and warrant to each other that:

         1. The Shareholders of NDS Software, in the aggregate, will acquire stock of the Surviving Corporation equal in value to at least fifty percent (50%) of all the outstanding stock of NDS Software.

         2. There is no plan or intention by the shareholders or NDS Software to sell, exchange, or otherwise dispose of any of the shares of XRF Corporation to be received in the Merger;

         3. Immediately following consummation of the Merger, the shareholders of NDS Software and XRF Corporation will own all of the outstanding XRF Corporation Common Stock and will own such stock solely by reason of their ownership of NDS Software and XRF Corporation Common Stock immediately prior to the Merger;

         4. Immediately following consummation of the Merger, XRF Corporation will possess the same assets and liabilities, except assets used to pay expenses incurred in connection with the Merger, as those possessed by NDS Software and XRF Corporation immediately before the Merger. Assets used to pay expenses will, in the aggregate, constitute less than one percent (1%) of the net assets of NDS Software and XRF Corporation;

         5. At the time of the Merger neither NDS Software nor XRF Corporation will have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in NDS Software or XRF Corporation;

         6. XRF Corporation has no plan or intention to reacquire any of its stock issued in the Merger;

         7. XRF Corporation has no plan or intention to sell or otherwise dispose of any of the assets of NDS Software acquired in the Merger, except for dispositions made in the ordinary course of business;

         8. The liabilities of NDS Software assumed by XRF plus the liabilities, if any, to which the transferred assets are subject, were incurred by NDS Software in the ordinary course of its business and are associated with the assets transferred;

         9. Following the Merger, XRF Corporation will continue the historic business of NDS Software or use a significant portion of NDS Software's historic business assets in a business;

         10. NDS Software nor XRF Corporation is under the jurisdiction of a court in a Title 11 bankruptcy case or any similar case within the meaning of
Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended.


                                    ARTICLE V

         The Articles of Incorporation of XRF Corporation shall not be amended in any respect, by reason of this Agreement of Merger, and said Articles of Incorporation shall constitute the Articles of Incorporation of the Surviving Corporation until further amended in the manner provided by law.

                                   ARTICLE VI

         The manner and basis of converting the shares of the common stock of each of the Constituent Corporations and the nature and amount of securities of the Surviving Corporation which the holders of NDS Software Common Stock are to receive in exchange for such shares are as follows:

         1. Each one (1) share of the Twenty Thousand (20,000) shares of NDS Software's Common Stock that is issued and outstanding immediately before the Effective Date of the Merger, excluding those shares held by XRF CORPORATION, shall by virtue of the

Merger, be converted into Eighty-Five (85) fully paid and non-assessable share of Common Stock of XRF Corporation without any action on the part of the holder thereof. Outstanding certificates representing shares of NDS Software shall thereafter represent shares of XRF Corporation. After the Effective Date of the merger, each owner of an outstanding certificate(s) representing shares of NDS Software may, but need not, surrender such certificate(s) for a new certificate bearing the name of XRF Corporation, reflecting the converted number of shares of NDS Software as described above. Until so surrendered, each outstanding certificate which, prior to the Effective Date of the Merger, represented shares of NDS Software shall be deemed, for all corporate purposes, to represent the ownership of the Common Stock of XRF Corporation on the basis hereinbefore provided.

         2. If between the date of this Agreement of Merger and the Effective Date, the outstanding shares of XRF Corporation Common Stock are, without the receipt of new consideration by XRF Corporation, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of XRF Corporation through reorganizations, reclassification, stock dividend, stock split, reverse split or similar change in XRF Corporation's capitalization, XRF Corporation will issue and deliver to the Shareholders of NDS Software, in addition to or in lieu of the XRF Corporation shares specified in Section 1 above, voting Common Stock of XRF Corporation in equitably adjusted amounts. In the event of any such change in the capitalization of XRF Corporation, all references to XRF Corporations common shares herein shall refer to the number of XRF Corporation common shares thus adjusted.

                                   ARTICLE VII

         All obligations of NDS Software under this Agreement of Merger are subject, at the option of NDS Software, to the fulfillment, before or at the Effective Date, of each of the following conditions:

         1. NDS Software, its undersigned shareholders, officers and directors will execute and deliver all exhibits described, herein, and will not, prior to the Effective Date, declare or pay, any dividends on or make any distributions with respect to its shares of stock, to incur any material amount of indebtedness, except in the ordinary course of business, or to make any material commitment in the ordinary course of business.

         2. The representations and warranties of XRF Corporation contained in this Agreement of Merger shall be deemed to have been made again at and as of the Effective Date and shall then be true in all material respects.

         3. XRF Corporation shall have performed and complied with all the terms and conditions required by this Agreement of Merger to be performed or complied with by them before the Effective Date.

         4. XRF Corporation shall have delivered to NDS Software a certificate signed by the President and Secretary of XRF Corporation and DR. JACK KELLY and DOUGLAS SWANSON, individually, dated as of the Effective Date, certifying that the representations in Sections 1 and 13 of Article IV regarding XRF Corporation are true and correct in all respects except as specified in the certificate, the President and Secretary, DR. JACK KELLY and DOUGLAS SWANSON know of no inaccuracy in the representations described therein.

         5. XRF Corporation shall make available to NDS Software all books and records of XRF Corporation, including minute books and stock transfer records.

         6. XRF Corporation shall deliver to NDS Software certified copies of resolutions of the Board of Directors of XRF Corporation, revoking as of the Effective Date all prior authorizations, power of attorney designations and appointments relating to the signing of checks, borrowing of funds, access to corporate safe-deposit boxes and other similar matters, to the extent requested by NDS Software.

         7. There shall have been delivered to NDS Software the signed resignations of the existing Directors and Officers of XRF Corporation, effective as of the Effective Date.

         8. The terms of this Agreement of Merger shall have been accepted by the required number of Shareholders of XRF Corporation under the General Corporations laws of the State of Utah, the accuracy of which shall be certified by the President and Secretary of XRF Corporation.

         All obligations of XRF Corporation under this Agreement of Merger are subject, at the option of XRF Corporation, to the fulfillment, before or at the Effective Date, of each of the following conditions:

         1. XRF Corporation, its undersigned shareholders, officers and directors will execute and deliver all exhibits described herein, and will not, prior to the Effective Date, declare or pay any dividends on or make any distributions with respect to its shares of stock, to incur any material amount of indebtedness, except in the ordinary course of business, or to make any material commitment in the ordinary course of business.

         2. The representations and warranties of NDS Software contained in this Agreement of Merger shall be deemed to have been made again at and as of the Effective Date and shall then be true in all material respects.

         3. NDS Software shall have performed and complied with all the terms and conditions required by this Agreement of Merger to be performed or complied with by it before the Effective Date.

         4. XRF Corporation shall have been furnished with a certificate signed by the President and Secretary of NDS Software, dated as of the Effective Date, certifying that the representations in Sections 1 through 10 of Article IV regarding NDS Software are correct in all respects and, except as specified in the certificate, the President and Secretary know of no inaccuracy in the representations.

         5. NDS Software shall make available to XRF Corporation all books and records of NDS Software, including minute books and stock transfer records.

         6. The terms of this Agreement of Merger shall have been accepted by the required number of Shareholders of NDS Software under the general corporations law of the State of Nevada.

                                  ARTICLE VIII

         NDS Software agrees to indemnify XRF Corporation, its Officers, Directors, and Shareholders, against any loss, damage, or expense (including reasonable attorney's fees) suffered as a result of (1) any breach by NDS Software of this Agreement of Merger; (2) any inaccuracy in or breach of any of the representations, warranties or covenants by NDS Software herein, or in the Collateral Agreement.

         XRF Corporation, DR. JACK KELLY and DOUGLAS SWANSON agree to indemnify NDS Software, its Officers, Directors, and Shareholders, against any loss, damage or expense (including reasonable attorney's fees) suffered as a result of
(1) any breach by XRF Corporation of this Agreement; or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by XRF Corporation, its Officers, Directors, or Shareholders made herein or in the Collateral Agreement.

         Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement of Merger. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. So long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                                   ARTICLE IX

         If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law are necessary or desirable to vest in the Surviving Corporation the title to any property or rights of NDS Software, the last acting Officers or Directors NDS Software may, in the name of NDS Software, execute and deliver all such proper assignments and assurance in law and do all things necessary or proper to thus vest such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement of Merger.

                                    ARTICLE X

         This Agreement of Merger may be terminated prior to the Effective Date:

         (1) By mutual consent in writing, prior to the Effective Date;

         (2) By either NDS Software or XRF Corporation if there has been a material misrepresentation, omission, or material breach of any warranty, representation, or covenant by the other party or failure to provide any of the materials described herein at 1east ten (10) days prior to July 8, 1994;

         (3) By either, NDS Software or XRF Corporation if the transaction has not occurred on or before July 8, 1994, unless adjourned to a later date by mutual consent in writing on or before the Effective Date;

         (4) By either NDS Software or XRF Corporation in the event it is determined in good faith by counsel for either part that the Merger cannot be accomplished as contemplated in the letter of intent between the parties, dated August 24, 1993 and in a manner that is tax-free to each party under the Internal Revenue Code and under state laws, including state sales or use tax laws of Nevada or Utah;

         (5) By either NDS Software or XRF Corporation in the event any material litigation or proceeding has been or shall be instituted or threatened against either of the Constituent Corporations, or any of their assets, which, in the opinion of either party, renders the Merger inadvisable or undesirable;

         (6) In the event any material information provided hereunder, or obtained pursuant to a search of court records, secured creditor filings, or review of other material information, or absence of such material information as may reasonably have been requested by either party, prior to the Effective Date, causes either party, in their reasonable discretion, to consider the Merger inadvisable or undesirable;

         (7) If either XRF Corporation or NDS Software enters into any transaction other than those transactions involved in carrying on their businesses in the usual manner;

         (8) If between the date of this Agreement of Merger and the Effective Date of the Merger there shall have been, in the reasonable opinion of either party, any materially adverse change in the business or condition, financial or otherwise, of either of the Constituent Corporations;

         (9) In the event the number of shareholders of either Constituent Corporation dissenting from the Merger makes the Merger, in the opinion of either party, inadvisable or undesirable.

                                   ARTICLE XI

         1. At any time, and from time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Agreement of Merger.

         2. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         3. Each party represents to the other party that no broker or agent has acted for it in connection with this Agreement of Merger and agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by a party to this Agreement of Merger.

         4. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

    NDS Software                                       XRF Corporation
    c/o Greg Johnson                                   c/o Dr. Jack Kelly
    Post Office Box 1328                               6012-B Plumas Avenue
    Gardnerville, NV                                   89410 Reno, NV 89502

    With copies to:

    William Tomerlin                                   Douglas Swanson
    Post Office Box 1048                               6012-B Plumas Avenue
    Gardnerville, NV   89410                           Reno, NV   89502

    Peter Adamco, Esq.
    Scarpello & Alling, Ltd.
    Post Office Box 3390
    Stateline, NV 89449

         5. This Agreement of Merger, the Collateral Agreement, and the Letter of Intent dated the 24th day of August, 1993, constitute the entire agreement between the parties and supersede and cancel any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         6. The section and subsection headings in this Agreement of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement of Merger.

         7. This Agreement of Merger shall be governed by and enforced in accordance with the laws of the State of Nevada, except for those provisions governed under Utah law as applicable to a surviving corporation in a merger and as may otherwise be provided under the laws of the States of Utah and Nevada. Jurisdiction and venue for any action commenced as a result of this Agreement of Merger shall be in Douglas County, Nevada.

         8. This Agreement of Merger shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement of Merger without the written consent of the other party shall be void.

         9. This Agreement of Merger may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10. This Agreement of Merger may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

         11. Whether or not the transactions contemplated herein are consummated, Dr. Jack Kelly and Douglas Swanson agree to reimburse NDS Software for all costs and expenses (including attorneys' fees) incurred with respect to the Merger and any transactions related thereto. Each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees, incurred by the other party in successfully (i) enforcing any of the terms of this Agreement of Merger, or,
(ii) proving that the other party breached any of the terms of this Agreement of Merger.

         12. If any provision of this Agreement of Merger is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement of Merger shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the recalling provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement of Merger, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         13. All representations, warranties, indemnifications, covenants and agreements contained in this agreement or in any document delivered pursuant hereto shall survive the Effective Date and shall be effective and enforceable following the Effective Date. The representations and warranties set forth in this agreement shall not be affected by any investigation, verification, or approval by any party hereto, or anyone on behalf of any such party, except as specifically set forth in an exhibit or document delivered pursuant to this agreement.

         IN WITNESS WHEREOF, XRF Corporation, NDS Software, and the undersigned shareholders have caused this Plan and Agreement of Merger to be executed by the President and attested by the Secretary of each party hereto.

                                                XRF CORPORATION, a Utah
                                                corporation

                                                By: /s/ Dr. Jack Kelly
                                                 -----------------------------
                                                     Dr. Jack Kelly, President

                                                By:/s/ Dr. Jack Kelly
                                                 -----------------------------
                                                     Dr. Jack Kelly, Secretary

State of Nevada   )
                  : ss.
County of Douglas )

         On June 13, 1994, personally appeared before me, a Notary Public, Dr. Jack Kelly, personally known (or proved) by me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

                                                         /s/ Rhonda Blum
                                                        ------------------------
                                                             NOTARY PUBLIC

State of Nevada   )
                  : ss.
County of Douglas )

         On June 13, 1994, personally appeared before me, a Notary Public, Dr. Jack Kelly, personally known (or proved) by me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

                                                         /s/ Rhonda Blum
                                                         -----------------------
                                                             NOTARY PUBLIC

                                           NDS Software, a Nevada Corporation

                                           By:   /s/ Greg Johnson
                                                 ------------------------------
                                                 Greg Johnson, President

                                           By:   /s/ William R. Tomerlin
                                                 ------------------------------
                                                 William R. Tomerlin, Secretary

State of Nevada   )
                  : ss.
County of Douglas )

         On June 14, 1994, personally appeared before me, a Notary Public, Greg Johnson, personally known (or proved) by me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

                                                    /s/ Debra S. York
                                                  ------------------------------
                                                        NOTARY PUBLIC
State of Nevada   )
                  : ss.
County of Douglas )

         On June 14, 1994, personally appeared before me, a Notary Public, William R. Tomerlin, personally known (or proved) by me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.

                                                   /s/ Debra S. York
                                                  ------------------------------
                                                       NOTARY PUBLIC

                                       SHAREHOLDERS:

                                       /s/  GREG JOHNSON
                                       -----------------------------
                                            GREG JOHNSON

                                       /s/  WILLIAM R. TOMERLIN
                                       -----------------------------
                                            WILLIAM R. TOMERLIN

                                       /s/  LESTER LORENTZEN
                                       -----------------------------
                                            LESTER LORENTZEN

                                       /s/  DR. JACK KELLY
                                       -----------------------------
                                            DR. JACK KELLY

                                       /s/  DOUGLAS SWANSON
                                       -----------------------------
                                            DOUGLAS SWANSON



                                   EXHIBIT "A"



                                                                         Number of NDS        Number of XRF
                                                       Taxpayer         Software Shares       Corp. Shares to
Name of Shareholder                  Address           I.D. No.         to be Transferred     be Received
-------------------                  -------           --------         -----------------     ---------------
Tomerlin Trust, William R.
Tomerlin and Marsha L.
Tomerlin, Trustees                                                             10,000           850,000

Greg Johnson                                                                   5,000            425,000

Lester Lorentzen                                                               5,000            425,000
